EXHIBIT 11

                      METROMEDIA INTERNATIONAL GROUP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
Income (loss) per common share--Basic (A):
  Continuing operations.....................................  $(129,207)  $(135,986)  $(130,901)
  Cumulative convertible preferred stock dividend
    requirement.............................................    (15,008)    (15,008)     (4,336)
                                                              ---------   ---------   ---------
  Continuing operations attributable to common stock
    shareholders............................................   (144,215)   (150,994)   (135,237)
  Discontinued operations...................................    (12,776)     12,316     234,036
  Extraordinary item........................................         --          --     (14,692)
                                                              ---------   ---------   ---------
  Net income (loss) attributable to common stock
    shareholders............................................  $(156,991)  $(138,678)  $  84,107
                                                              =========   =========   =========
Weighted average common stock shares outstanding during the
  period....................................................     75,232      68,955      66,961
                                                              =========   =========   =========
Income (loss) per common share--Basic:
  Continuing operations.....................................  $   (1.92)  $   (2.19)  $   (2.02)
  Discontinued operations...................................      (0.17)       0.18        3.50
  Extraordinary items.......................................         --          --       (0.22)
                                                              ---------   ---------   ---------
  Net income (loss).........................................  $   (2.09)  $   (2.01)  $    1.26
                                                              =========   =========   =========

------------------------

(A) In calculating diluted earnings per share, no potential shares of common stock are to be included in the computation when a loss from continuing operations available to common stock shareholders exists. For the years ended December 31, 1999, 1998 and 1997, the Company had a loss from continuing operations.